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                                                                    EXHIBIT 99.1

                                                                   Press Release

            TUT SYSTEMS SIGNS LETTER OF INTENT TO ACQUIRE XSTREAMIS


   Strategic Acquisition Provides Policy-Based Traffic Management and Network
         Quality of Service Capabilities to Tut's MTU Service Providers


PLEASANT HILL, Calif., February 28, 2000 -- Tut Systems, Inc. (Nasdaq: TUTS), a leading provider of multi-service broadband systems for the multi-tenant unit
(MTU) market, today announced it has signed a non-binding letter of intent to acquire holding company Xstreamis, PLC. Based in Oxford, England, Xstreamis provides advanced policy-driven traffic management technology for high-performance, multimedia networking solutions. Xstreamis' technology enhances Tut's industry-leading MTU solutions by allowing service providers to more efficiently and effectively deliver multiple network services, manage complex traffic flows and guarantee a high quality of service to their customers.

With the addition of Xstreamis' solutions, Tut's family of products are expected to gain additional advanced Quality of Service (QoS) functionality. This functionality, including multi-layer routing, switching, and bridging plus advanced policy-driven traffic management, would give service providers the ability to offer guaranteed performance adherence to Service Level Agreements
(SLAs) - the "must-haves" for service providers delivering services to tenants.

Under the terms of the agreement, shares of Tut Common Stock with an expected value of approximately UK(Pounds)13 million or approximately US$20 million will be issued to the Xstreamis shareholders. This acquisition is expected to be accounted for as a purchase.

"Through this acquisition, Tut has once again chosen best-of-class technology in the industry to help us continue to build the most comprehensive and feature-rich MTU product line in the industry," said Sal D'Auria, President and CEO of Tut Systems, Inc. "When Xstreamis products are combined with the full
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Tut Signs Letter of Intent to Acquire Xstreamis -- p.2

Tut product line, service providers will be able to offer reliable, easy-to-use multi-service networks that can be profitably deployed to all of their customers."

"Xstreamis capabilities are a perfect complement to Tut's product roadmap and strategic vision," said David Birss, Managing Director of Xstreamis, PLC. "We anticipate our networking expertise, integrated with their MTU product family, will strengthen their solution offering and their MTU market leadership position. We look forward to the opportunity to team up with Tut Systems."

About Xstreamis

Xstreamis' HQ and R&D centre is located Oxford's science park. Xstreamis was formed in 1997 and has received funding from Abel ventures and Commerzbank. They initially operated as a division of Bradford-on-Avon based EPL Ltd, but separated to become a standalone company in November.

About Tut Systems, Inc.

Tut Systems (NASDAQ: TUTS) is a leading provider of multi-service broadband systems for multi-tenant buildings including apartments, dormitories, hotels and commercial properties. Tut's Expresso family of products integrated with Tut's award-winning HomeRun(TM) technology allows service providers and property owners to use buildings' existing telephone wires to cost-effectively deliver always-on Internet connections at speeds 20 times faster than a regular dial-up modem. In partnership with service providers, Tut has deployed Expresso MDU for some of the country's largest real estate investment trusts and to flagship properties of several major hotel chains. Tut also produces a line of scaleable, carrier-class digital subscriber line access multiplexers (DSLAMs) for the local loop and a line of robust, high-speed Ethernet extension products for campus environments. Tut's HomeRun technology has been chosen by the Home Phoneline Networking Alliance (HomePNA) as the initial specification for in-home networking over phonelines.

For more information, visit Tut's World Wide Web site at http://www.tutsys.com
                                                         ---------------------
or contact Tut's US Headquarters in Pleasant Hill, California, directly at (925) 682-6510 or (800) 998-4888.

NOTE TO EDITORS: For more information (including pictures in electronic or slide form) or to arrange interviews or product reviews, please contact Sterling Communications at: (408) 441-4100.

                                     # # #

Contacts:
Amanda Berman                                     Lisa Hawes
Director, Corporate Communications                Sr. Account Executive
Tut Systems                                       Sterling Communications
(925) 692-2393                                    (408) 441-4100
aberman@tutsys.com                                lhawes@sterlingpr.com
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Tut, the Tut logo, HomeRun and Fast Copper are trademarks of Tut Systems, Inc.
All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Tut Systems, Inc.:

Various matters set forth in this press release, such as statements relating to the business and performance of Xstreamis's products, expected synergies and benefits expected to be derived from the acquisition, the anticipated results of the combined operations of Tut Systems and Xstreamis, the development of new technology and products and the continued deployment and integration of existing products, and expectations regarding the size of, demand from and ability to penetrate the MTU market are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, the successful completion and execution of a mutually acceptable definitive agreement and
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Tut Signs Letter of Intent to Acquire Xstreamis -- p.3


corresponding government approvals, the integraton of the two companies, their ability to execute on joint plans , the introduction of alternative technological solutions, the ability to complete development and successfully introduce new products to the marketplace and other risks detailed from time-to-time in Tut Systems' SEC filings and reports.